Exhibit 99.1

Harbin Electric Signs Definitive Agreement to Acquire
Industrial Rotary Motor Business

Harbin, China, July 11, 2008 - Harbin Electric, Inc., (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a market leader in customized linear motors, motor/controller automation systems, automobile specialty micro-motors, and other special motors, today announced that Harbin Tech Full Electric Co. Ltd., a wholly owned subsidiary of the Company (‘Harbin Tech Full’) has entered into a definitive agreement to acquire Weihai Hengda Electric Motor Co. Ltd and Wendeng Second Electric Motor Factory (together “Hengda Electric Motor”) for RMB 375 million (approximately USD $54 million) in cash.

“We are extremely pleased to have successfully reached a definitive agreement with Hengda Electric Motor. We strongly believe that the price is fair to all parties,” Harbin Electric’s Chairman and Chief Executive Officer Tianfu Yang commented. “We look forward to the completion of the acquisition process and the addition of Hengda Electric Motor’s capabilities to Harbin Electric’s business, which will allow us to offer a full range of electric motors from linear motors, to specialty micro-motors, to rotary motors. We believe that this expansion of our product line will further enhance the leading position of the Company in the Chinese electric motor industry.”

The purchase price was determined based on the audited total revenues of approximately US$48.7 million and net profits of approximately US$6.5 million recorded by Hengda Electric Motor for the twelve month period ending March 31, 2008, as per the letter of intent signed on March 27, 2008. The Company expects to close the deal as soon as practically possible, subject to customary closing conditions, including change of business registration and other procedures.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc. advised the Company in connection with the transaction and assisted the Company in evaluating the target.

**The exchange rate used for currency conversion is RMB 6.9/USD.

About Harbin Electric, Inc.:

Harbin Electric, headquartered in Harbin, China, is a market leader in linear motors, motor/controller automation systems, automobile specialty micro-motors, and other specialty motors. It is the first and currently, to our knowledge, the only Chinese company to provide product development and integrated production tailored to customer applications in this industry. The Company takes pride in its environmental and social policies, providing customers with energy efficient products and employees with a family-friendly working environment, based on competitive compensation and humane work schedules.

Harbin Electric emphasizes technology, innovation and creativity in its award-winning research and development (R&D) efforts. It recruits professional engineering and operating talent worldwide and through collaboration with top scientific institutions. Its ISO certified manufacturing facility is equipped with state-of-the-art production lines and quality control systems to ensure product quality.

China’s rapidly expanding economy together with its government policy supporting the industry provides a sizeable market opportunity for Harbin Electric. To learn more about Harbin Electric, visit www.harbinelectric.com.

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2007. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

For investor and media inquiries, please contact:

In China
Harbin Electric, Inc.
Tel: +86-451-8611-6757
E-mail: MainlandIR@Tech-full.com

In the U.S.
Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel: +1-631-312-8612
E-mail:cshue@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel: +1-212-618-1987
Email: kli@christensenir.com

Source: Harbin Electric Inc.